Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS STATEMENT ON STRESS CAPITAL BUFFER

NEW YORK, NY, June 29, 2020 - On Thursday, June 25, the Federal Reserve notified the firm of the Stress Capital Buffer (“SCB”) for The Goldman Sachs Group, Inc. (NYSE: GS) of 6.7% resulting in a Standardized Common Equity Tier 1 (“CET1”) ratio requirement of 13.7% which will become effective on October 1, 2020.

In adapting to the capital requirements under the SCB, the firm remains committed to the medium and long-term strategic direction detailed at its Investor Day in January, including strengthening existing businesses, expanding into new and adjacent businesses, and operating with greater efficiency.

“Our durable earnings profile, continued performance, and highly liquid balance sheet allow us to serve our clients, maintain our dividend, and deliver for all our stakeholders,” said Chairman and CEO David Solomon. “We have a track record of rebuilding capital when necessary, and have brought our standardized CET1 ratio above 13% as this quarter comes to a close. We fully intend to continue this dynamic capital management while helping our clients continue to navigate challenging markets.”

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s final Stress Capital Buffer and capital actions (including dividends) may differ, possibly materially, from those described in this press release. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its actual Stress Capital Buffer and capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by “Risk Factors” in Part II, Item 1A of the firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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Media Contact: Jake Siewert Tel: +1 212 902 5400	Investor Contact: Heather Kennedy Miner Tel: +1 212 902 0300